Accelerated Death Benefit Rider

Minnesota Life Insurance Company – a Securian Financial Company

[Annuity Services • A1-9999] • [400 Robert Street North, St. Paul, MN 55101-2098]

[1-800-362-3141] • [Fax 651-665-7942] • [securian.com]

This rider is attached to and made part of this contract as of the Rider Effective Date. Terms not defined in this rider have the meaning given to them in the contract to which this rider is attached. To the extent any of the provisions contained in this rider are contrary to or inconsistent with those of the contract, the provisions of this rider will control.

THIS RIDER GUARANTEES A MINIMUM VALUE AVAILABLE UPON DEATH, OR UPON ACCELERATION OF THE BENEFIT IN THE EVENT OF CHRONIC ILLNESS OR TERMINAL ILLNESS. IT DOES NOT GUARANTEE INTEREST CREDITING OR PROVIDE A MINIMUM CONTRACT VALUE, EXCEPT UPON ACCELERATION OF THE BENEFIT.

THIS BENEFIT WILL TERMINATE UPON ASSIGNMENT OF THE CONTRACT OR A CHANGE IN OWNER UNLESS THE NEW ASSIGNEE OR OWNER MEETS THE QUALIFICATIONS SPECIFIED IN THE TERMINATION PROVISION.

Rider Specifications

Rider Effective Date:	[October 1, 2018]

Annual Rider Charge:	[0.75%]

Roll-up Rate:	[8%], compounded annually

Last Roll-up Date:	Contract Anniversary on or following the [85th] birthday of the oldest remaining Owner (or the oldest remaining Annuitant in the case of an Owner who is not a natural person)

Maximum Roll-up Value:	[200% of Contract Value]

Waiting Period:	[One year]

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Definitions

Acceleration Period

The period of time beginning on the date the death benefit is accelerated, by adjustment of the Contract Value in advance of death, and ending on the date this rider is terminated.

Activities of Daily Living (ADL)

The Activities of Daily Living refer to basic functional abilities that ensure the ability for self-care and ability to live independently without Substantial Assistance from another individual. The six Activities of Daily Living are:

(1)	Bathing: Washing oneself by sponge bath; or in either a tub or shower, including the task of getting into or out of the tub or shower.
(2)

Continence: The ability to maintain control of bowel and bladder function or, when unable to maintain control of bowel or bladder function, the ability to perform associated personal hygiene (including caring for a catheter or colostomy bag).

(3)	Dressing: Putting on and taking off all items of clothing and any necessary braces, fasteners or artificial limbs.
(4)	Eating: Feeding oneself by getting food into the body from a receptacle (such as a plate, cup or table) or by a feeding tube or intravenously.
(5)	Toileting: Getting to and from the toilet, getting on and off the toilet and performing associated personal hygiene.
(6)	Transferring: Moving into or out of a bed, chair or wheelchair.

Chronic Illness

A permanent condition, certified by a Licensed Health Care Practitioner within the preceding twelve-month period, where the individual is:

(a)	Unable to perform, without Substantial Assistance from another person, at least two Activities of Daily Living due to loss of functional capacity; or
(b)	Requiring Substantial Supervision to protect the Owner (or Annuitant in the case of an Owner who is not a natural person) from threats to health and safety due to Severe Cognitive Impairment.

Elimination Period

The period of time, beginning on the first day that either Owner (or Annuitant in the case of an Owner who is not a natural person) is determined to meet the definition of a Chronic Illness or a Terminal Illness, after which the Acceleration Period may begin.

(a)	The Elimination Period is 90 days.
(b)	The Acceleration Period may not begin until the Elimination Period is satisfied.
(c)	The Elimination Period is required to be satisfied only once while this rider is in effect.
(d)	The Elimination Period may run concurrently with the Waiting Period.

Immediate Family

Any Owner (or Annuitant in the case of an Owner who is not a natural person) or their spouse, child, parent, grandparent, grandchild, brother, sister or any of their spouses.

Licensed Health Care Practitioner

A Licensed Health Care Practitioner is both:

(a)	a licensed medical doctor (MD) or a licensed doctor of osteopathy (DO) practicing within the scope of his or her license; and
(b)	not an Owner, an Annuitant or a member of either an Owner or an Annuitant’s Immediate Family.

Severe Cognitive Impairment

The deterioration or loss of intellectual capacity, which requires Substantial Assistance by another person to protect the Owner (or Annuitant in the case of an Owner who is not a natural person) or others from threats to health and safety. Severe Cognitive Impairment is measured by clinical evidence and standardized tests that reliably measure impairment in the following areas:

(a)	short-term or long-term memory; or
(b)	orientation to people, places or time; or
(c)	deductive or abstract reasoning; or
(d)	judgement as it relates to safety awareness.

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Severe Cognitive Impairment includes Alzheimer’s disease and similar forms of irreversible dementia.

Substantial Assistance

The hands-on or stand-by physical assistance of another person to protect the Owner (or Annuitant in the case of an Owner who is not a natural person) or others from threats to health or safety (such as may result from wandering) or help with performing the Activities of Daily Living; or the presence of another person within arm’s reach that is necessary to prevent, by physical intervention, injury to the Owner (or Annuitant in the case of an Owner who is not a natural person) while performing a necessary Activity of Daily Living.

Substantial Supervision

Continual supervision (which may include cueing by verbal prompting, gestures, or other demonstrations) by another person that is necessary to protect the Owner (or Annuitant in the case of an Owner who is not a natural person) from threats to his or her health or safety (such as may result from wandering) due to Severe Cognitive Impairment.

Terminal Illness

A terminal condition, caused by sickness or accident, which directly results in a life expectancy of 12 months or less. The condition must be certified by a Licensed Health Care Practitioner within the preceding twelve-month period.

Waiting Period

A period of time, beginning on the Rider Effective Date, during which the death benefit may not be accelerated.

General Provisions

This rider provides a death benefit value that may be greater than the death benefit provided under the contract. It also provides the ability to accelerate the payment of the benefit, by adjustment to the Contract Value in advance of death, as described in the “Acceleration of Death Benefit” section.

Reports to Owners

In addition to the information stated in the Reports to Owners provision in the contract, the annual report will also provide the death benefit value as of the date of the report.

Limitations

This rider does not provide long-term care or nursing home insurance. And, you are not eligible for the benefits of this rider if, at the time of issue, either Owner (or Annuitant in the case of an Owner who is not a natural person):

(a)	cannot perform all of the Activities of Daily Living; or
(b)	is confined to a nursing home or a skilled nursing facility.

Calculation of Benefit Values

Amount Payable at Death Prior to the Annuity Commencement Date

The section of the contract titled “Amount Payable at Death Prior to the Annuity Commencement Date” is deleted and replaced with the following:

The death benefit will be the greater of:

(a)	the Contract Value; or
(b)	the Guaranteed Minimum Surrender Value; or
(c)	the Roll-up Value, not to exceed the Maximum Roll-up Value.

The value of the death benefit will be determined as of the Valuation Date coincident with or next following the day we receive due proof of death at our home office. Any amounts due in excess of the Contract Value will be paid as a death benefit adjustment, directed into the Fixed Account, and thereafter considered part of the Contract Value. The interest rate applied to such amount will be declared in advance and guaranteed for the remainder of the Contract Year in which the death benefit adjustment is applied.

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We reserve the right to limit the death benefit to that provided by the contract, in lieu of any other death benefit value payable under this rider, if we receive proof of death more than one year after the date of death.

Roll-up Value

The Roll-up Value is equal to the Purchase Payment, accumulated daily with compound interest at the Roll-up Rate, and adjusted for withdrawals. The Roll-up Value will no longer increase after the earlier of:

(a)	the date we receive due proof of death and this rider is not continued by a surviving spouse; or
(b)	the date the Acceleration Period begins; or
(c)	the Last Roll-up Date.

Any withdrawal taken to satisfy the IRS required minimum distribution for this contract, as calculated by us, will reduce the Roll-up Value by the dollar amount of the withdrawal (“dollar-for-dollar”). We reserve the right to modify or eliminate the amount available for the dollar-for-dollar withdrawal treatment under required minimum distribution if there is any change to the Internal Revenue Code or regulations regarding required minimum distribution, including guidance issued by the IRS. We will provide you 30 days written notice of any modifications or termination of this provision.

For any withdrawal in excess of the required minimum distribution amount available for dollar-for-dollar withdrawal treatment, the excess portion will reduce the Roll-up Value on a “pro-rata basis”. This means that the Roll-up Value will be reduced by an amount equal to (a) multiplied by (b) divided by (c) where:

(a)	is the Roll-up Value immediately prior to the excess withdrawal;
(b)	is the excess amount withdrawn, including any applicable charges; and
(c)	is the Contract Value immediately prior to the excess withdrawal.

During the Acceleration Period, the Roll-up Value no longer applies in the calculation of the death benefit.

Acceleration of Death Benefit

Acceleration Eligibility

To be eligible to accelerate the death benefit, either Owner (or either Annuitant in the case of an Owner who is not a natural person) must meet the definition of a Chronic Illness or a Terminal Illness, and have satisfied both the Waiting Period and the Elimination Period.

Notice of Claim

For purposes of these provisions, we must receive a Written Request documenting the Owner’s (or Annuitant’s in the case of an Owner who is not a natural person) Chronic Illness or Terminal Illness along with a request to elect acceleration of the death benefit. If any additional information is required, we will provide notice within 10 days of receipt of the request. If no request for additional information is received within 10 days, it is assumed the requirement for documentation is satisfied.

Acceleration of Death Benefit

The value of the death benefit will be determined as of the Valuation Date coincident with or next following the day we receive due proof of benefit eligibility and benefit election. Any amounts due in excess of the Contract Value will be paid as a death benefit adjustment, directed into the Fixed Account, and thereafter considered part of the Contract Value. The interest rate applied to such amount will be declared in advance and guaranteed for the remainder of the Contract Year in which the death benefit adjustment is applied. The existing Contract Value will remain allocated to the Indexed Account(s) and/or Fixed Account according to its then-current allocation, and the transfer provisions of the contract will continue to apply.

During the Acceleration Period, any applicable surrender charges and/or Market Value Adjustments will be waived, and no rider charges will be deducted. Any withdrawals and/or full surrender of the contract will be applied as described in the “Withdrawal and Surrender” section of the contract. Withdrawals during the Acceleration Period have the same tax consequences as any other Contract Value withdrawal. You should seek assistance from your personal tax advisor.

Once acceleration of the death benefit is elected, it cannot be cancelled.

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Spousal Continuation

Prior to the Acceleration Period, if a surviving spouse elects to assume his or her deceased spouse’s contract, he or she may elect to:

(a)	receive the death benefit and terminate this rider; or
(b)	continue this rider such that the death benefit is payable upon his or her death instead.

If option (a) is elected, the death benefit adjustment will be made as described in the “Amount Payable at Death Prior to the Annuity Commencement Date” section, and this rider will terminate.

If option (b) is elected:

●

On the Valuation Date coincident with or next following the day we receive due proof of death of the first deceased spouse at our home office, the Contract Value will be adjusted to equal the greater of the Contract Value or the Guaranteed Minimum Surrender Value. Any amounts due in excess of the Contract Value will be directed into the Fixed Account, and thereafter considered part of the Contract Value. The interest rate applied to such amount will be declared in advance and guaranteed for the remainder of the Contract Year in which the adjustment is applied.

●

The benefits and charges of this rider will continue, with the surviving spouse thereafter being treated as the Owner (or Annuitant in the case of an Owner who is not a natural person) for the purposes of this rider.

●	This rider will terminate upon the death of the first surviving spouse. Spousal continuation of this rider may only be elected one time.

If no election is made within 30 days following the date we receive proof of death at our home office, the death benefit adjustment will be made and the rider will be terminated under option (a).

Rider Charge

On each Contract Anniversary after the Rider Effective Date, the Annual Rider Charge will be multiplied by the death benefit as calculated on that date. The resulting charge will be deducted from each account option on a proportional basis relative to your Contract Value.

The Annual Rider Charge will be discontinued upon termination of the rider as described in the Rider Termination section.

Rider Termination

Prior to the Acceleration Period, this rider will automatically terminate at the earliest of:

(a)

the date we receive due proof of death of either Owner (or either Annuitant in the case of an Owner who is not a natural person) and the surviving spouse, if any, does not elect to continue this rider; or

(b)

the date we receive due proof of death of the surviving spouse, if any, who elected to continue this rider upon death of the first Owner (or first Annuitant in the case of an Owner who is not a natural person); or

(c)	termination or surrender of the contract; or
(d)	the Annuity Commencement Date where all remaining amount available has been applied to provide Annuity Payments; or
(e)	the date of an ownership change or assignment under the contract unless:
●

the new Owner assumes full ownership of the contract and is essentially the same person (this includes but is not limited to the change from individual ownership to a revocable trust for the benefit of such individual Owner or the change from joint ownership to ownership by the surviving spouse when one of them dies); or

●	the assignment is for the purposes of effectuating a 1035 exchange of the contract.

During the Acceleration Period, this rider will automatically terminate at the earliest of:

(a)	the date we receive due proof of death of any remaining Owner who satisfied benefit eligibility; or
(b)	the date we receive due proof of death of either Annuitant in the case of an Owner who is not a natural person; or (c) termination or surrender of the contract; or

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(d)	the Annuity Commencement Date where all remaining amount available has been applied to provide Annuity Payments; or
(e)	the date of an ownership change or assignment under the contract unless:
●

the new Owner assumes full ownership of the contract and is essentially the same person (this includes but is not limited to the change from individual ownership to a revocable trust for the benefit of such individual Owner or the change from joint ownership to ownership by the surviving spouse when one of them dies); or

●	the assignment is for the purposes of effectuating a 1035 exchange of the contract.

Upon termination of this rider, the benefits and charges within this rider will terminate. Termination or surrender of the contract will result in a proportionate amount of the rider charge being deducted from the Contract Value.

The rider cannot be terminated prior to the earliest of the above dates.

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